                              CONSULTING AGREEMENT

       THIS AGREEMENT ("Agreement") is made and entered into as of this ____ day of __________, 2003, by and between D. NEIL PIERCE, an individual resident of the State of Georgia ("Consultant"), SOUTHWEST GEORGIA FINANCIAL CORPORATION, a Georgia corporation (the "Employer"), and SOUTHWEST GEORGIA BANK, a Georgia bank and wholly-owned subsidiary of the Employer (the "Bank"). References herein to the "Employer" shall refer to both the Employer and the Bank, as the context requires, and the Employer and the Bank shall have the option to perform the obligations provided herein, in their sole discretion, through either entity; provided, however, that for purposes of such obligations and the rights of the Employer under this Agreement, Employer and Bank shall be treated as one and the same. Consultant may enforce his rights against either the Employer, the Bank, or both the Employer and the Bank.

       WHEREAS, Employer has entered into that certain Agreement and Plan of Reorganization (the "Acquisition Agreement"), dated December ___, 2003, with First Bank Holding Company and Sylvester Banking Company (together, "Sylvester"), for whom Consultant serves as a key executive officer;

       WHEREAS, Consultant possesses significant knowledge and information with respect to Sylvester, which knowledge and information includes trade secrets of Sylvester, which will be increased, developed and enhanced through Consultant's continued engagement by Employer following the acquisition of Sylvester; and

       WHEREAS, Employer desires to retain Consultant to provide consulting services following the acquisition of Sylvester by Employer pursuant to the Acquisition Agreement on the terms and conditions contained herein;

       NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.    ENGAGEMENT.

       Subject to the terms and conditions of this Agreement, Employer hereby engages Consultant to provide such assistance, advice and consultation Employer may from time to time request, including without limitation, assistance with respect to marketing, sales, planning and personnel (the "Consulting Services"). Consultant hereby accepts such engagement. During his engagement under this Agreement, Consultant shall report to the President and Chief Executive Officer of Employer, or to such officer of Employer as Employer may designate from time to time and shall devote up to two (2) days per week as requested by Employer to perform the Consulting Services.

SECTION 2. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings specified below:

       (a) "CAUSE." Cause for termination of Consultant's engagement shall exist (i) if Consultant is convicted of, pleads guilty to, or confesses to any felony or any act
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              of fraud, misappropriation or embezzlement, (ii) if Consultant fails to comply with the terms of this Agreement, and, within ten
              (10) days after written notice from Employer of such failure, Consultant has not corrected such failure or, having once received such notice of failure and having so corrected such failure, Consultant at any time thereafter again so fails, or (iii) if Consultant violates any of the provisions contained in Section 5 of this Agreement.

       (b) "COMPETITOR." A Competitor is any Person, other than the Employer or its affiliates or subsidiaries, engaged, wholly or partly, in Employer Activities.

       (c) "COMPETITIVE POSITION." Competitive Position means (i) the direct or indirect ownership or control of more than two percent (2%) of a Competitor; or (ii) any employment, engagement or independent contractor arrangement with any Competitor whereby Consultant will serve such Competitor in any capacity.

       (d) "CONFIDENTIAL INFORMATION." Confidential Information means any confidential, proprietary business information or data belonging to or pertaining to the Employer following the acquisition of Sylvester that does not constitute a Trade Secret and that is not generally known by or available through legal means to the public, including, but not limited to, information regarding the Employer's customers or actively sought prospective customers, suppliers, manufacturers and distributors gained by Consultant as a result of his engagement by the Employer.

       (e) "CUSTOMER." Customer means actual customers or actively sought prospective customers of Employer during the Term.

       (f)    "EFFECTIVE TIME." The Effective Time shall be ____________, 2003.

       (g) "EMPLOYER ACTIVITIES." Employer Activities means the business of providing banking insurance, trust, investment or securities services to individuals and businesses.

       (h) "NONCOMPETE PERIOD" or "NONSOLICITATION PERIOD" means the period beginning the Effective Time and ending on the second anniversary of the Termination Date.

       (i) "PERSON." A Person is any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, bank, firm, unincorporated organization or other entity.

       (j)    "TERM." Term shall have the meaning ascribed to it in Section 3.1.

       (k) "TERMINATION DATE." The effective date of Consultant's termination.

       (l) "TERRITORY." Territory means any county in Georgia in which Employer does business following the acquisition of Sylvester, and any county contiguous thereto.

       (m) "TOTAL DISABILITY." Total Disability means the failure by Consultant to fully perform his normal required Consulting Services hereunder for a period of

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              three (3) months during any consecutive twelve (12) month period during the Term hereof, as determined by the Board of Directors, by reason of mental or physical disability.

       (n) "TRADE SECRETS." Trade Secrets means information or data of or about Employer following the acquisition of Sylvester, including but not limited to technical or non-technical data, compilations, programs, methods, techniques, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, information concerning the Employer's finances, services, staff, contemplated acquisitions, marketing investigations and surveys, that (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

SECTION 3.  TERM OF EMPLOYMENT.

       3.1 Unless earlier terminated pursuant to Section 3.2, Consultant's engagement under this Agreement shall be for three (3) years (the "Term") commencing on the Effective Time.

       3.2 Consultant's engagement under this Agreement shall terminate upon the occurrence of any of the following events:

              (a)    The death of Consultant.

              (b)    The Total Disability of Consultant.

              (c) The termination by Employer of Consultant's engagement hereunder, upon written notice to Consultant, for Cause, as determined by the Board of Directors of Employer.

              (d) The termination of Consultant's engagement by Consultant or by Employer without Cause upon at least ninety (90) days prior written notice.

SECTION 4.  COMPENSATION.

       4.1 DURING TERM OF ENGAGEMENT. Employer will provide Consultant with the following consulting fee, expense reimbursement and additional benefits during the Term hereunder:

              (a) CONSULTING FEE. Consultant will be paid a consulting fee of no less than Forty Thousand Dollars ($40,000) per annum. The consulting fee shall be paid to Consultant in equal monthly installments (or on such more frequent basis as employees of Employer are compensated from time to time).

              (b) EXPENSES. Employer shall reimburse Consultant for all reasonable and necessary expenses, except mileage, incurred by Consultant on the same basis as employees.

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              (c)    OFFICE. Employer shall provide Consultant with an
       appropriate office at the Sylvester building.

              (d) MEDICAL BENEFIT PLANS. Consultant and his spouse may participate in such medical, benefit plans as Employer maintains from time to time for the benefit of employees, on the terms and subject to the conditions set forth in such plans.

       4.2    EFFECT OF TERMINATION.

              (a) If Consultant's engagement hereunder is terminated by Employer pursuant to Section 3.2(a), 3.2(b) or 3.2(d) hereof, then Employer shall continue to pay Consultant his normal, current consulting fee pursuant to Section 4.1(a) (on the same basis as if Consultant continued to serve as a consultant hereunder for the remainder of the
       Term) and offer paid insurance continuation rights under the Consolidated Omnibus Reconciliation Act ("COBRA") until the end of the Term.

              (b) Except as provided above, upon the termination of the engagement of Consultant hereunder for any reason, Consultant shall be entitled to all compensation and benefits earned or accrued under Section
       4.1 as of Termination Date, but from and after the Termination Date no additional compensation or benefits shall be earned by Consultant hereunder.

              (c) Unless Consultant's engagement hereunder is terminated by Employer pursuant to Section 3.2(a) or 3.2(d), the covenants in Section 5 of this Agreement shall survive termination of Employee's engagement for the full Noncompete Period or Nonsolicitation Period as though the engagement lasted for the full Term specified in Section 3.1.

SECTION 5. PARTIAL RESTRAINTS ON COMPETITION.

       5.1 TRADE NAME. Consultant shall not, directly or by assisting others, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business conducted under any corporate or trade name of the Employer or any of its affiliates or name similar thereto, without the prior written consent of the Employer.

       5.2    CONFIDENTIAL INFORMATION.

              (a) Consultant hereby agrees that (i) with regard to each item constituting all or any portion of the Trade Secrets, at all times during the Term and all times during which such item continues to constitute a Trade Secret under applicable law; and (ii) with regard to any Confidential Information, during the Term and the Noncompete Period:

                              (1) Consultant shall hold in confidence all Trade
                     Secrets and all Confidential Information and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any

                     Trade Secrets or Confidential Information, without the prior written consent of the Employer; and

                              (2) Consultant shall immediately notify the
                     Employer of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Consultant becomes aware. Consultant shall assist the Employer, to the extent necessary, in the procurement or any protection of the Employer's rights to or in any of the Trade Secrets or Confidential Information.

       5.3    NONCOMPETITION.

              (a) The parties hereto acknowledge that Consultant is conducting Employer Activities throughout the Territory. Consultant acknowledges that to protect adequately the interest of the Employer in the business of the Employer it is essential that any noncompete covenant with respect thereto cover all Employer Activities and the entire Territory.

              (b) Consultant hereby agrees that, during the Term and the Noncompete Period, Consultant will not, in the Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position. Consultant shall notify the Employer promptly in writing if Consultant receives an offer of a Competitive Position during the Noncompete Term, and such notice shall describe all material terms of such offer.

              (c) Nothing contained in this Section 5 shall prohibit Consultant from acquiring not more than two percent (2%) of any Person whose common stock is publicly traded on a national securities exchange or in the over-the-counter market.

       5.4 NONSOLICITATION DURING TERM. Consultant hereby agrees that Consultant will not, during the Term, either directly or indirectly, alone or in conjunction with any other party solicit, divert or appropriate or attempt to solicit, divert or appropriate, any Customer for the purpose of providing the Customer with services or products competitive with those offered by the Employer during the Term.

       5.5 NONSOLICITATION DURING NONSOLICITATION PERIOD. Consultant hereby agrees that Consultant will not, during the Nonsolicitation Period, either directly or indirectly, alone or in conjunction with any other party solicit, divert or appropriate or attempt to solicit, divert or appropriate, any (i) employee of the Employer or the Bank, or (ii) Customer for the purpose of providing the Customer with services or products competitive with those offered by Employer or Bank during the Term; provided, however, that the covenant in this clause shall limit Consultant's conduct only with respect to those Customers with whom Consultant had substantial contact whether in his capacity as a consultant for Employer or executive officer of Sylvester (through direct or supervisory interaction with the Customer or the Customer's account) during a period of time up to but no greater than two (2) years prior to the last day of the Term.

       5.6 NONDISPARGEMENT. Consultant hereby agrees that Consultant will not, during the Term and Nonsolitication Period hereof, either directly or indirectly, alone or in conjunction with any other party, make statements to Customers or suppliers of Employer or to other members of the public that are in any way disparaging or negative towards Employer, the Employer's products or services, or Employee's representatives (including its Board of Directors) or employees.

SECTION 6.  TERMINATION OF EMPLOYMENT AGREEMENT.

       In consideration for, and as a material inducement to enter into, this Agreement and a one-time lump sum payment of ____________________________ ($________), to be paid at the Effective Time, Consultant agrees to terminate that certain Employment Agreement, dated March 10, 1987, by and between Consultant and Sylvester Banking Company. Neither Employer or Sylvester shall owe Consultant any further amounts or have any obligations to Consultant thereunder. Consultant shall have no claims or rights against Employer or Sylvester thereunder.

SECTION 7.  MISCELLANEOUS.

       7.1 FULL AND FINAL RELEASE. In consideration of the payments being provided to him, Consultant, for himself, his attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges Employer, all subsidiary and affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees, of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the Effective Time. Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination, either as a result of the separation of Consultant's employment or otherwise, including, but not limited to any and all claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.1981, Executive Order 11246, Executive Order 11141, Section 503 of the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act and any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, or any other unlawful behavior, the existence of which is specifically denied by Employer.

       7.2 NO OTHER CLAIMS. Consultant represents that he has not filed, nor assigned to others the right to file, nor are there currently pending, any complaints, charges or lawsuits against Employer with any governmental agency or any court, and that he will not file, nor assign to others the right to file, or make any further claims against Employer at any time hereafter for actions taken up to and including the date Consultant executes this Agreement.

       7.3 NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT. This Agreement shall not be construed as an admission by Employer of any liability or acts of wrongdoing or discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or discrimination.

       7.4 CONFIDENTIALITY. The nature and terms of this Agreement are strictly confidential and have not been and shall not be disclosed by Consultant at any time to any person other than his lawyer, his accountant, or his immediate family without the prior written consent of an Employer, except as necessary in the registration statement filed by Employer with the Securities and Exchange Commission in connection with the acquisition of Sylvester, any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or pursuant to court order after reasonable notice to Employer.

       7.5 CONTRACT NON-ASSIGNABLE. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills and knowledge of Consultant, and agree that this Agreement may not be assigned or transferred by Consultant.

       7.6    SUCCESSORS; BINDING AGREEMENT.

              (a) In addition to any obligations imposed by law upon any successor to the Employer, the Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer or that acquires a controlling stock interest in the Employer to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such assumption and agreement prior to the effective date of such succession shall be a breach of this Agreement and shall entitle Consultant to compensation and benefits from the Employer under Section 4 in the amount and on the same terms as Consultant would be entitled to hereunder if the Term continued.

              (b) This Agreement shall inure to the benefit of and be enforceable by Consultant's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees. If Consultant shall die while any amount is still payable to Consultant hereunder (other than amounts which, by their terms, terminate upon the death of Consultant), all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Consultant's estate.

       7.7 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or seven days after mailing if mailed first class, certified mail, postage prepaid, addressed as follows:

                If to the Employer:   Southwest Georgia Financial Corporation
                                      Attention:  DeWitt Drew
                                      P.O. Box 3488 Moultrie, GA
                                      31768

                If to Consultant:     D. Neil Pierce
                                      106 Dunbar Circle
                                      Sylvester, Georgia 31791

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

       7.8 PROVISIONS SEVERABLE. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

       7.9 WAIVER. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

       7.10 AMENDMENTS AND MODIFICATIONS. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

       7.11 GOVERNING LAW. The validity and effect of this Agreement shall be governed by and be construed and enforced in accordance with the laws of the State of Georgia.

       7.12   DISPUTES; LEGAL FEES; INDEMNIFICATION.

              (a) DISPUTES. All claims by Consultant for compensation and benefits under this Agreement shall be in writing and shall be directed to and be determined by Employer. Any denial by Employer of a claim for benefits under this Agreement shall be provided in writing to Consultant within thirty (30) days of such decision and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. Employer shall afford a reasonable opportunity to Consultant for a review of its decision denying a claim and shall further allow Consultant to appeal in writing to the Board of Directors of Employer a decision of Employer within sixty (60) days after notification by Employer that Consultant's claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Atlanta, Georgia, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

              (b) LEGAL FEES. Each party shall pay its own legal fees and other expenses associated with any dispute under this Agreement.

              (c) INDEMNIFICATION. During the Term of this Agreement and after Consultant's termination, the Employer shall indemnify Consultant and hold Consultant harmless from and against any claim, performance as a consultant of the Employer or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Consultant serves at the Employer's request, in each case to the maximum extent permitted by law and under the Employer's Articles of Incorporation and Bylaws (the "Governing Documents"), provided that in no event shall the protection afforded to Consultant hereunder be less than that afforded under the Governing Documents as in effect on the date of this Agreement except from changes mandated by law.

       7.13 ENTIRE AGREEMENT. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary. Consultant affirms that the only consideration for him signing this Agreement is that set forth in Sections 4 and 6, that no other promise or agreement of any kind has been made to or with him by any person to cause him to execute this Agreement, and that he fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

       7.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    SOUTHWEST GEORGIA FINANCIAL CORPORATION


                                    By:
                                         --------------------------------------
                                         Name:
                                         Title:



                                    SOUTHWEST GEORGIA BANK


                                    By:
                                         --------------------------------------
                                         Name:
                                         ]Title:



                                    -------------------------------------------
                                    CONSULTANT



                                    D. Neil Pierce